Exhibit T3A(iii)

FORM OF CERTIFICATE OF INCORPORATION

OF

ADFITECH, INC.

THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the Corporation is ADFITECH, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware, 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as from time to time amended.

FOURTH: (a) The total number of shares of capital stock which the Corporation shall have authority to issue is [                    ], all of which shall be common stock having a par value of $0.01 per share (the “Common Stock”). Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration, and for such corporate purposes as the Corporation’s Board of Directors (the “Board of Directors”) may from time to time determine.

(b) The Corporation shall not issue any nonvoting equity securities to the extent prohibited by section 1123(a)(6) of title 11 of the United States Code the (“Bankruptcy Code”) as in effect on the date of the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Section (b) of Article FOURTH (i) will have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as section 1123(a)6) of the Bankruptcy Code is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with such applicable law as from time to time may be in effect.

(c) Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(d) Prior to such time as the Corporation effects a public offering of its stock pursuant to a registration statement that is declared effective by the Securities and Exchange Commission, the Board of Directors may refuse to recognize or to register any transfer, or attempted or purported transfer, of shares of stock of the Corporation or other equity securities of the Corporation or any interest therein or right with respect thereof, that would result in the Corporation becoming subject to the requirements of Section 12(g) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended, and in such case such transfer or attempted or purported transfer will be void and will be ineffective as against the Corporation.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, By-laws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors, but any By-laws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH: To the extent that the DGCL or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits, a director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment, modification nor repeal of this Article Sixth nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Sixth shall eliminate or reduce the effect of this Article Sixth in respect of any act, omission or matter occurring, or any cause of action, suit, claim or proceeding that, but for this Article Sixth, would accrue or arise, prior to such amendment, modification, repeal or adoption of an inconsistent provision.

SEVENTH: To the fullest extent permitted by the DGCL or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits, the Corporation shall indemnify and advance expenses to, and hold harmless, any person who was or is a party or is threatened to be made a party to, or testifies or is otherwise involved in, any threatened, pending or completed action, suit, claim or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person, or a person for whom such person is a legal representative, is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director or officer (or any elected or appointed position that is equivalent to director or officer) of another corporation, partnership, joint venture, employee benefit plan, trust, non-profit entity or other enterprise, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, claim or proceeding to the full extent permitted by law, and the

Corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify, or advance expenses to, any such claimant in connection with an action, suit, claim or proceeding (or part thereof) initiated by such claimant only if the initiation of such action, suit, claim or proceeding (or part thereof) was authorized or ratified by the Board of Directors; provided, however, the authorization of the Board of Directors shall not be required if the right to indemnification has been contractually agreed upon by the claimant and the Corporation.

EIGHTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation and any other provisions authorized by the DGCL at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article Eighth; provided, however, that any amendment or repeal of Article Sixth or Article Seventh of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

NINTH: The Corporation expressly elects to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this      day of                     , 2010.

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